Exhibit 99

For Immediate Release

Media contact: Lisa Hawks, Director of Public Relations

952-947-2450 or lisa.hawks@bestbuy.com

Investor contacts: Jennifer Driscoll, Vice President of Investor Relations

952-947-2350 or jennifer.driscoll@bestbuy.com

or Shannon Burns, Senior Investor Relations Manager

952-996-4489 or shannon.burns@bestbuy.com

Best Buy’s Fiscal 2003 Revenue
Rises 16% to $22.7 Billion

Revenue Summary

(U.S. dollars in billions)

	Fourth-Quarter Revenue — Fiscal 2003

	Revenue	Revenue Change	Comparable Store Sales Change (1)
Company	$7.61	9%	–0.2%
Domestic	$7.03	8%	–0.3%
Best Buy Stores	$6.41	11%	1.3%
Musicland Stores	$0.58	–15%	–13.3%
International	$0.58	23%	0.6%

	Fiscal 2003 Revenue
	Revenue	Revenue Change		Comparable Store Sales Change	(1)
Company	$22.71	16	%(2)	1.4%
Domestic	$21.06	11%		1.4%
Best Buy Stores	$19.23	13%		2.5%
Musicland Stores	$1.73	–8%		–8.3%
International	$1.65	18	%(3)	4.3	%(4)

 (1) The Company Comparable Store Sales Change figure includes both stores open at least 14 months and online sales. Relocated stores are excluded from the comparable store sales calculation until at least 14 full months after reopening.  The domestic segment aggregates all operations exclusive of international operations, including U.S. Best Buy, Musicland and Magnolia Hi-Fi operations. Future Shop revenue has been included in the Company’s comparable store sales calculation beginning with the fourth quarter of fiscal 2003. The calculation of the Comparable Store Sales Change excludes the impact of foreign currency exchange rate fluctuations.

 (2) The Revenue Change for the Company includes Future Shop revenue (in U.S. dollars) from Nov. 4, 2001, the date of acquisition.

 (3) The Revenue Change for the international segment is based on a comparison of current-year revenue versus prior-year pro forma revenue, as if Future Shop had been acquired at the beginning of fiscal 2002.

 (4) The international segment fiscal 2003 Comparable Store Sales Change figure is based on a comparison of Future Shop stores open at least 14 months, as if Future Shop had been acquired at the beginning of fiscal 2002.

 MINNEAPOLIS, March 6, 2003 — Best Buy Co., Inc. (NYSE: BBY) today reported a 9-percent increase in total revenue to $7.61 billion for the Company’s fiscal 2003 fourth quarter, which ended on March 1, 2003. Total revenue was $6.98 billion for the Company’s fiscal 2002 fourth quarter, which ended on March 2, 2002. The improvement reflected the addition of 67 U.S. Best Buy stores in the past 12 months as well as nine new Future Shop stores, eight new Best Buy Canada stores and six new Magnolia Hi-Fi stores.

                         The Company’s fourth-quarter comparable store sales declined 0.2 percent, compared with the Company’s guidance of no change. The Company previously reported a comparable store sales gain of 0.4 percent for the fiscal month of December, outperforming many of its peers in the largest month of the fourth quarter and of the year.

                “While the challenging economic and political environment constrained revenue growth, I am pleased that we are on track to meet or exceed analysts’ earnings expectations, before non-cash charges,” said Brad Anderson, vice chairman and CEO of Best Buy. “As consumers pulled back on spending, we continued to effectively manage our promotional activity and expenses.”

                         Anderson added, “We attribute our success to the ongoing strength of the Best Buy brand and to the dedication and hard work of our employees. They proved their ability to meet the challenge of a weak economy, political uncertainty and increased competition. We believe we have well positioned Best Buy for the future, when consumer spending rebounds.”

                For the 2003 fiscal year, total revenue rose 16 percent to $22.71 billion, compared with $19.60 billion for fiscal 2002. Drivers of the increase included new stores, the acquisition of Future Shop and a comparable store sales gain of 1.4 percent.

Digital Products Continue to Increase in Mix

                 The Company’s retail stores’ revenue mix, by major product category, is shown below. Future Shop’s revenue is included only from the date of acquisition.

Product Revenue Mix Summary
Quarter Ended		Product Category	Fiscal Year Ended
3/1/03	3/2/02		3/1/03	3/2/02
33%	32%	Consumer Electronics	32%	31%
26%	26%	Home Office	28%	28%
29%	30%	Entertainment Software	27%	27%
4%	4%	Appliances	5%	6%
8%	8%	Other	8%	8%
100%	100%	TOTAL	100%	100%

                The consumer electronics category in the fourth quarter remained the Company’s largest, as a percentage of total revenue, reflecting the continued popularity of digital products. The Company experienced double-digit comparable store sales gains in digital TVs, digital camcorders, digital cameras, personal video recorders and satellite TV systems. The quarter also saw the emergence of LCD and plasma TVs as high-volume products.

                The Company’s home office category remained 26 percent of the sales mix, as strength in notebook computers, wireless communications, MP3 players and peripherals nearly offset weakness in sales of desktop computers. The inclusion of Future Shop revenue, which has a higher proportion of sales from home office and a lower proportion of sales from entertainment software, affected the sales mix. Strong increases in the Company’s comparable store sales of DVD movies and video gaming offset comparable store sales declines in CDs.

                Digital products — which include DVD hardware and software; digital cameras and camcorders; digital, LCD and plasma TVs; wireless communication devices and satellite TV systems — posted double-digit comparable store sales gains and comprised 25 percent of revenue in the fourth quarter, up from 20 percent in the same period last year.

                The Company opened two U.S. Best Buy stores during its fiscal fourth quarter, as well as four rural Sam Goody stores and one Suncoast store. On Jan. 9, the Company announced the closing of approximately 110 Musicland stores (primarily mall-based Sam Goody stores), and by the end of the quarter an additional 18 Musicland stores had closed. The Company’s total retail square footage at the end of the fourth quarter was 35.1 million square feet, a gain of 8 percent compared with the retail square footage at the end of fiscal 2002. At the end of the fiscal year, the Company operated 548 U.S. Best Buy stores, eight Best Buy Canada stores, 104 Future Shop stores, 19 Magnolia Hi-Fi stores, 76 Media Play stores, 736 Sam Goody stores and 383 Suncoast stores.

Comparable Store Sales Rise at Best Buy, Future Shop Stores

                Comparable store sales for the Company’s domestic segment, which includes all operations exclusive of international operations, declined 0.3 percent for the fiscal fourth quarter, reflecting a 1.3-percent increase at Best Buy and a 13.3-percent drop at Musicland.

                Increased online customer traffic and sales of digital products continued to drive comparable store sales gains at U.S. Best Buy stores. These stores enjoyed strong sales increases for digital televisions, large-screen TVs and digital cameras and camcorders. Digital televisions increased to 38 percent of television sales in the quarter, up from 26 percent in the fourth quarter of fiscal 2002, boosted by high consumer interest, more affordable prices and an increase in the assortment of plasma and LCD flat panel televisions. Comparable store sales in the home office category were down slightly from last year, as gains in sales of notebook computers and MP3 players nearly offset weakness in sales of desktop computers. In the entertainment software category, comparable store sales of DVD movies and gaming software showed strong growth, while CDs declined. Online sales benefited from higher traffic and a significant increase in the conversion rate (the percentage of visitors who make a purchase). Total fourth-quarter revenue at U.S. Best Buy stores increased 11 percent to $6.41 billion, reflecting new stores as well as the comparable store sales gain. The comparable store sales decline at Musicland stores resulted from continued softness in both mall traffic and CD sales, and from increased competition from mass-merchandisers and other specialty retailers. Total revenue at Musicland stores was approximately $580 million for the quarter, a 15-percent decline from approximately $680 million in the fourth quarter of fiscal 2002. Comparable store sales declined by the low single digits for the fourth quarter and for the year at Magnolia Hi-Fi stores, reflecting declines in customer traffic at stores in the Pacific Northwest, partially offset by gains at California stores. Total revenue at Magnolia Hi-Fi stores rose 28 percent to $40 million in the fourth quarter and increased 13 percent to $110 million for the fiscal year, driven by new stores.

                The Company’s international segment, which includes Future Shop and Best Buy stores in Canada, posted a comparable store sales gain of 0.6 percent in the fourth quarter of fiscal 2003 against a strong, 16.5-percent comparable store sales increase in the fourth quarter of fiscal 2002. After solid gains in December, customer traffic began to slow in mid-January in response to a weaker economy and international political concerns. Customers purchased more digital televisions, home theater systems, digital cameras, DVD movies and video games during the quarter. The international segment’s fourth-quarter revenue totaled approximately $580 million, an increase of 23 percent compared with approximately $470 million in the prior year’s fourth quarter, reflecting the opening of new stores as well as the comparable store sales gain.

Company to Record a Non-cash Impairment Charge of Approximately $180 Million

                The Company reported today that in its fiscal 2003 fourth quarter it expects to record a non-cash impairment charge of approximately $180 million before taxes related to a reassessment of the carrying value of Musicland’s long-lived assets and certain corporate facilities that the Company is vacating. The charge will total approximately $110 million after taxes, or $0.34 per diluted share. Best Buy acquired Musicland in January 2001 for $696 million. On Sept. 5, 2002, the Company disclosed that it had incurred in the first quarter of fiscal 2003 a non-cash charge of $308 million for the full write-off of the goodwill associated with this acquisition. The Company previously disclosed that it had anticipated completing a test for recoverability of Musicland’s long-lived assets during the fourth quarter of fiscal 2003, in accordance with Statement of Financial Accounting Standard No. 144, Accounting for Impairment or Disposal of Long-Lived Assets. As previously announced, the Company is in the process of evaluating its alternatives for the Musicland business.

Assessment of Future Shop Goodwill Shows No Impairment

                During the fourth quarter, the Company also completed its assessment of the fair value of the goodwill associated with the acquisition of Future Shop and determined that no impairment exists. This analysis was completed in accordance with SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 142, issued in June 2001, requires that goodwill be reviewed annually for impairment.

Best Buy Signs MSN Contract

                Separately, the Company announced that Best Buy and Microsoft have successfully negotiated a new agreement to continue their business relationship effective on April 1, 2003.

Fourth-Quarter Earnings Before Non-cash Charges Expected to be $1.07 to $1.10 per Share

                Darren Jackson, executive vice president and CFO of Best Buy, said, “We expect earnings before non-cash charges for the fourth quarter of $1.07 to $1.10 per diluted share, resulting in fiscal year 2003 earnings before non-cash charges of $1.74 to $1.77 per diluted share.” This updated EPS range compares to the current analysts’ fourth-quarter consensus estimate of $1.07 and actual results of $1.08 in the prior year’s fourth quarter. The updated EPS range for the fiscal year compares with actual results of $1.77 for fiscal 2002.

                In November 2002, the Emerging Issues Task Force (EITF) issued guidance on accounting for cash consideration given by a vendor to a customer (EITF No. 02-16). The Company is currently evaluating implementation issues associated with this guidance. The additional non-cash charges, if any, impacting fiscal 2003 results will be communicated as part of the April 1, 2003, earnings release and conference call.

                Statements made in this news release, other than those concerning historical financial information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are based on management’s beliefs and assumptions regarding information currently available, and are made pursuant to the “safe harbor” provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company’s actual results could differ materially from those expressed in the forward-looking statements. Factors that could cause results to vary include, among others, those expressed in the Company’s filings with the Securities and Exchange Commission. The Company has no obligation to publicly update or revise any of the forward-looking statements that may be in this news release.

About Best Buy Co., Inc.

                Minneapolis-based Best Buy Co., Inc. is North America’s leading specialty retailer of consumer electronics, personal computers, entertainment software and appliances. The Company operates retail stores and/or web sites under the names: Best Buy (BestBuy.com), Future Shop (FutureShop.ca), Magnolia Hi-Fi (MagnoliaHiFi.com), Geek Squad (GeekSquad.com), Media Play (MediaPlay.com), Sam Goody (SamGoody.com) and Suncoast (Suncoast.com). The Company reaches consumers through nearly 1,900 retail stores in the United States, Canada, Puerto Rico and the U.S. Virgin Islands.

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